UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 22, 2008
A. T. CROSS COMPANY (Exact name of registrant as specified in its charter)
Rhode Island (State or other jurisdiction of incorporation)	1-6720 (Commission File Number)	05-0126220 (IRS Employer Identification No.)
One Albion Road, Lincoln, Rhode Island (Address of principal executive offices)	02865 (Zip Code)
Registrant's telephone number, including area code (401) 333 1200 N/A (Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.02 - Results of Operations and Financial Condition.

On October 22, 2008, the registrant issued the following press release announcing financial results for the three and nine month periods ended September 28, 2008:

NEWS RELEASE
CONTACTS:	Kevin F. Mahoney Vice President, Finance and Chief Financial Officer 401-335-8470
ICR James Palczynski 203-682-8229

FOR IMMEDIATE RELEASE

A.T. CROSS COMPANY REPORTS THIRD QUARTER RESULTS

Net Sales increase 11%

Operating Income increases 10%

Lincoln, RI - October 22, 2008 - A.T. Cross Company (NASDAQ: ATX) today announced financial results for the third quarter ended September 27, 2008.

Consolidated sales for the third quarter of 2008 increased 11% to $39.0 million compared to $35.1 million in the third quarter of 2007. The Cross Accessory Division (CAD) recorded revenue of $26.6 million, up 1.3% compared to the same period last year. The Company's optical segment, which now includes the Native Eyewear business, had a third quarter sales increase of 39.8% to $12.3 million, compared to the same period last year. This increase was driven both by continued strong growth for the Costa Del Mar brand as well as the contribution from Native Eyewear.

Gross margin in the third quarter of 57.0% increased 30 basis points as compared to 56.7% in last year's third quarter. Operating expenses, including $0.2 million of restructuring charges in the current quarter, were $19.8 million, or 50.7% of sales in the quarter, versus $17.7 million, or 50.3% of sales for the same period a year ago. Operating income in the third quarter was $2.5 million versus $2.2 million in the third quarter of last year.

Net income for the third quarter was $1.8 million, or $0.11 per diluted share, compared to $2.4 million, or $0.15 per diluted share, last year. The income tax provisions for both quarters were favorably impacted by the recognition of tax benefits, the realization of which was previously considered uncertain. These tax benefits favorably impacted the current quarter results by $0.02 per share and the prior year's third quarter results by $0.06 per share. Therefore, excluding these one-time favorable income tax adjustments in both years, the Company earned $0.09 per diluted share in both third quarters.

David G. Whalen, President and Chief Executive Officer of A.T. Cross said, "We were pleased with our performance in the third quarter as both divisions reported improved revenue results in what has developed into a very difficult retail market. We believe that this performance is a result of the power of our brands and the ongoing improvements we are making to our operating model. During 2008, we have grown our accessories and writing instrument business, lowered our cost structure, grown our optical businesses, and successfully leveraged our recent acquisition."

Mr. Whalen then continued, "Our third quarter came in generally as we expected, however we began to see lower than anticipated revenue in the Cross Accessory Division in late September as the marketplace began to brace for a difficult holiday season. While we believe we are well positioned, that new trend appears to be continuing and, coupled with a strengthening U.S. dollar, we have adopted a more cautious view of the CAD business during its peak holiday season. Therefore, we are revising our full year EPS guidance from $0.49 to $0.51 to $0.40 to $0.45, before any restructuring charges."

Balance Sheet

At the end of the third quarter the Company had cash and cash equivalents of $14.0 million versus $7.3 million at this time last year. Inventory at the end of the quarter was $32.3 million versus the year-ago level of $39 million. The Company has achieved a net reduction of inventory even with the addition of $1.3MM of inventory for the Native business. The reduction was due to an $8.2 million improvement in the inventory position of the Cross Accessory Division. The Company's long term debt increased to $21.7 million versus $3.3 million at this time last year, due primarily to the Native acquisition.

Guidance

The Company stated that it is now targeting full year net sales growth of 6% to 8% and full year 2008 earnings per share in the range of $0.40 to $0.45, before charges for restructuring.

Conference Call

The Company's management will host a conference call today, October 22, 2008 at 4:30 PM Eastern Time. Parties interested in participating in the conference call may dial-in at (888) 215-6955, while international callers may dial-in at (913) 312-1278. A live webcast of the call will be accessible on the Company's website at www.cross.com or www.viavid.net. The webcast will be archived for 30 days on these sites, while a telephone replay of the call will be available beginning at 7:30 PM Eastern Time on October 22, 2008 through October 29, 2008 at (888) 203-1112 or (719) 457-0820 for international callers, and entering the pass code of 4702971.

About A.T. Cross Company

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. A.T. Cross products, including award-winning quality writing instruments, timepieces, business accessories and Costa Del Mar and Native Eyewear sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross website at www.cross.com, the Costa Del Mar website at www.costadelmar.com and the Native Eyewear website at www.nativeyewear.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including but not limited to statements relating to the continued improvement in the Company's operating model, the expected attainment of the Company's financial goals, and expectations regarding sales during the holiday season. In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements, including our amended 2008 revenue and earnings per share guidance, are subject to risks and uncertainties, including but not limited to domestic and international economic market uncertainty, consumers' willingness to purchase non-essential items; consumers' and retailers' reaction to the Company's existing and new writing instrument and accessory products, and the success of the direct to consumer initiatives, and are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. The information contained in this document is as of October 22, 2008. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.

(Tables to follow)
A. T. CROSS COMPANY
CONSOLIDATED SUMMARY OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

		Three Months Ended		Nine Months Ended
		September 27,	September 29,	September 27,	September 29,
		2008	2007	2008	2007

	Net sales	$38,974	$35,114	$118,439	$104,162
	Cost of goods sold	16,741	15,199	51,862	45,421
	Gross Profit	22,233	19,915	66,577	58,741
	Selling, general and administrative expenses	17,161	15,501	52,559	47,842
	Service and distribution costs	1,783	1,526	5,301	4,315
	Research and development expenses	605	660	1,817	1,895
	Restructuring charges	219	(10)	219	285
	Operating Income	2,465	2,238	6,681	4,404
	Interest and other (expense) income	(243)	33	(612)	(233)
	Income Before Income Taxes	2,222	2,271	6,069	4,171
	Income tax provision (benefit)	462	(93)	1,834	694
	Net Income	$ 1,760	$ 2,364	$ 4,235	$ 3,477

	Net Income per Share:
	Basic	$0.12	$0.16	$0.28	$0.23
	Diluted	$0.11	$0.15	$0.27	$0.22

	Weighted Average Shares Outstanding:
	Basic	14,999	15,044	15,023	14,905
	Diluted	15,335	15,699	15,411	15,514

		Three Months Ended		Nine Months Ended
		September 27,	September 29,	September 27,	September 29,
		2008	2007	2008	2007
Segment Data:	Cross Accessory Division
	Net Sales	$26,633	$26,289	$79,057	$74,888
	Operating Income (Loss)	621	971	(685)	(739)

Segment Data:	Cross Optical Group
	Net Sales	$12,341	$8,825	$39,382	$29,274
	Operating Income	1,844	1,267	7,366	5,143
A. T. CROSS COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	September 27, 2008	September 29, 2007
Assets
Cash and cash equivalents	$ 13,963	$ 7,273
Accounts receivable	28,303	25,889
Inventories	32,279	38,975
Deferred income taxes	5,227	5,107
Other current assets	8,744	7,828
Total Current Assets	88,516	85,072

Property, plant and equipment, net	16,946	16,075
Goodwill	17,230	7,288
Intangibles and other assets	14,325	5,979
Deferred income taxes	7,969	8,980

Total Assets	$144,986	$123,394

Liabilities and Shareholders' Equity
Accounts payable and other current liabilities	$ 21,089	$ 23,761
Retirement plan obligations	2,431	2,269
Total Current Liabilities	23,520	26,030

Long-term debt	21,721	3,262
Retirement plan obligations	3,977	6,744
Deferred gain on sale of real estate	3,911	4,432
Other long-term liabilities	3,112	2,742
Accrued warranty costs	1,397	1,308
Shareholders' equity	87,348	78,876

Total Liabilities and Shareholders' Equity	$144,986	$123,394

For information at A.T. Cross contact:
Kevin F. Mahoney
Vice President, Finance and Chief Financial Officer
(401) 335-8470
kmahoney@cross.com

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

A. T. CROSS COMPANY (Registrant)
Date: October 23, 2008	KEVIN F. MAHONEY (Kevin F. Mahoney) Vice President, Finance Chief Financial Officer